Exhibit 24.1


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Miracor Diagnostics, Inc.
San Diego, California

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Miracor Diagnostics, Inc. of our report dated April 7, 1999, relating to the consolidated balance sheet of Miracor Diagnostics, Inc. and subsidiaries as of December 31, 1998, and the related statements of operations, stockholders' equity, and cash flows for the year ended December 31, 1998, which report appears in the December 31,1998 annual report on Form 10-KSB of Miracor Diagnostics, Inc. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.


Parks, Tschopp, Whitcomb & Orr, P.A.


Maitland, Florida
October 28, 1999

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